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                                                                     EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT

                          FOR THE PURCHASE AND SALE OF

                     PHOENIX ENERGY PRODUCTS HOLDINGS, INC.

                                 BY AND BETWEEN

                             NATIONAL-OILWELL, INC.

                                       AND

                         PHOENIX ENERGY SERVICES, L.L.C.







                                      DATED
                                  MAY 13, 1998





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                                TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS.........................................................1

ARTICLE 2. AGREEMENT TO SELL AND AGREEMENT TO PURCHASE.........................3

2.1.  PURCHASE OF SHARES.......................................................3
2.2.  PURCHASE PRICE FOR SHARES................................................3
2.3.  FURTHER ASSURANCES.......................................................4
2.4.  CLOSING..................................................................4

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF SELLER............................4

3.1.  ORGANIZATION AND GOOD STANDING; CAPITALIZATION...........................4
3.2.  AUTHORIZATION OF AGREEMENT...............................................5
3.3.  SUBSIDIARIES.............................................................5
3.4.  FINANCIAL CONDITION......................................................5
   3.4.1.  Financial Statements................................................5
   3.4.2.  Absence of Certain Changes..........................................5
   3.4.4.  No Undisclosed Liabilities..........................................6
3.5.  PROPERTY OF SELLER.......................................................6
   3.5.1.  Real Property.......................................................6
   3.5.2.  Proprietary Rights..................................................7
   3.5.3.  Personal Property...................................................8
3.6.  CONSENTS AND APPROVALS...................................................8
3.7.  LABOR AND EMPLOYMENT MATTERS.............................................8
3.8.  PENSION AND EMPLOYEE BENEFIT PLANS.......................................9
3.9.  LITIGATION..............................................................11
3.10.  CONTRACTS..............................................................11
3.11.  COMPLIANCE WITH LAW....................................................12
3.12.  INSURANCE..............................................................12
3.13.  ENVIRONMENTAL MATTERS..................................................12
3.14.  TAXES..................................................................13
3.15.  ACCURACY OF OTHER INFORMATION..........................................14
3.16.  NO OTHER REPRESENTATIONS...............................................14
3.17.  KNOWLEDGE OF BREACH OF REPRESENTATIONS.................................14

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF BUYER............................15

4.1.  ORGANIZATION............................................................15
4.2.  CORPORATE AUTHORITY.....................................................15
4.3.  AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS............................15
4.4.  REGULATORY AND OTHER APPROVALS..........................................15
4.5.  INVESTMENT INTENT; DILIGENCE............................................15
4.6.  ACCURACY OF OTHER INFORMATION...........................................15
4.7.  NO OTHER REPRESENTATIONS................................................16
4.8.  NO KNOWLEDGE OF BREACH OF REPRESENTATIONS...............................16

ARTICLE 5. CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES...............16

5.1.  CONDUCT OF BUSINESS PRIOR TO CLOSING....................................16
5.2.  ACCESS TO RECORDS AND FILES; CONFIDENTIALITY............................17
5.3.  FURTHER ASSURANCES......................................................18
5.4.  INDEMNIFICATION OF DIRECTORS AND OFFICERS...............................18
5.5.  NON-COMPETE.............................................................18
5.6.  COLLECTION OF ACCOUNTS RECEIVABLE.......................................18
5.7.  RETENTION OF EMPLOYEES AND AGENTS.......................................18


STOCK PURCHASE AGREEMENT               i
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
5.8.  ENVIRONMENTAL ISSUES....................................................19

ARTICLE 6. CONDITIONS TO CLOSING..............................................19

6.1.  CONDITIONS TO OBLIGATIONS OF BOTH BUYER AND SELLER......................19
   6.1.1.  No Litigation......................................................19
   6.1.2.  Certain Approvals..................................................19
6.2.  CONDITIONS TO OBLIGATIONS OF BUYER......................................19
   6.2.1.  Accuracy of Representations and Warranties.........................19
   6.2.2.  Compliance with Covenants..........................................20
   6.2.3.  Closing Documents Delivered by Seller..............................20
6.3.  CONDITIONS TO OBLIGATIONS OF SELLER.....................................20
   6.3.1.  Accuracy of Representations and Warranties.........................20
   6.3.2.  Compliance with Covenants..........................................20
   6.3.3.  Closing Documents Delivered by Buyer...............................20

ARTICLE 7. TERMINATION AND ABANDONMENT; SURVIVAL..............................21

7.1.  TERMINATION.............................................................21
7.2.  FEES AND EXPENSES.......................................................21
7.3.  PROCEDURE AND EFFECT OF TERMINATION.....................................21
7.4.  NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES...........................21

ARTICLE 8  INDEMNIFICATION....................................................22


ARTICLE 9. MISCELLANEOUS......................................................24

9.1.  NOTICES.................................................................24
9.2.  ASSIGNABILITY AND PARTIES IN INTEREST...................................25
9.3.  GOVERNING LAW...........................................................26
9.4.  COUNTERPARTS............................................................26
9.5.  INDEMNIFICATION FOR BROKERAGE...........................................26
9.6.  PUBLICITY...............................................................26
9.7.  COMPLETE AGREEMENT......................................................26
9.8.  INTERPRETATION..........................................................26
9.9.  SEVERABILITY............................................................26
9.10.  KNOWLEDGE..............................................................26
9.11.  SUBMISSION TO JURISDICTION.............................................27
9.12.  ARBITRATION............................................................27
9.13.  WAIVER OF PUNITIVE DAMAGES.............................................27
9.14.  SPECIFIC PERFORMANCE...................................................27
9.15.  AMENDMENT AND WAIVERS..................................................27

The following have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K promulgated under the Securities Act of 1933, as amended:

1.   Exhibit 2.2.2 Form of Escrow Agreement

2.   Exhibit 5.5 Form of Non-competition Agreement

3.   Company Disclosure Schedule and exhibits thereto

The Company will furnish supplementally a copy of any omitted item to the Securities and Exchange Commission upon request.




STOCK PURCHASE AGREEMENT               ii
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                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 13th day of May, 1998, by and between Phoenix Energy Services, L.L.C., a Delaware limited liability company ("Seller"), and National-Oilwell, Inc., a Delaware corporation ("Buyer").

                                    RECITALS:

         A. Phoenix Energy Products Holdings, Inc., a Delaware corporation ("Holdings"), by and through its wholly owned subsidiary, Phoenix Energy Products, Inc., a Delaware corporation ("PEPI"), designs, manufactures and markets consumable products and capital equipment to the drilling sector of the oilfield industry and tri-cone rock bits to the mining industry.

         B. Seller owns 100% of the outstanding capital stock of Holdings, consisting of 100 shares of Common Stock (the "Shares"). Holdings owns 100% of the outstanding capital stock of PEPI, consisting of 5,000 shares of Common Stock.

         C. Buyer desires to purchase all of the Shares, and Seller desires to sell all of the Shares to Buyer, all in accordance with the terms and conditions hereof.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the parties hereto covenant and agree as follows:

                                   ARTICLE 1.
                                   DEFINITIONS

         The following terms shall have the meanings ascribed to them:

         "Agreement" shall have the meaning given to it in the Introduction.

         "Benefit Plan" shall mean any employee benefit plan (as defined in Section 3(3) of ERISA) or any other plan, fund, program, policy, contract, commitment or arrangement that is not such a plan, whether or not qualified for federal income tax purposes, whether or not funded, whether formal or informal, whether written or oral, whether terminated (within the past ten years) or currently in effect, whether for the benefit of a single individual or more than one individual, for the Companies' or ERISA Affiliates' present or former employees, directors, agents, or independent contractors, including, without limitation, (a) any employment or consulting agreement or other benefit or compensation arrangement, (b) any incentive bonus or deferred bonus arrangement,
(c) any arrangement providing termination allowance, severance, compensation associated with a change of control, disability, fringe benefits or similar benefits, (d) any equity compensation plan, (e) any incentive, current or deferred compensation plan, and (f) any compensation policy or practice, including vacation and paid leave policies, established, maintained, sponsored or contributed to by the Companies or any ERISA Affiliate at any time or for which the Companies otherwise have or may have any liability as of the Closing Date, either singly or as a result of an ERISA Affiliate.

         "Buyer" shall have the meaning given to it in the Introduction.

         "Closing" shall have the meaning given to it in Section 2.4.

         "Closing Date" shall mean the date seven days after the condition specified in Section 6.1.2 has been satisfied.

STOCK PURCHASE AGREEMENT               1
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       "Companies" shall mean Holdings, PEPI and each Subsidiary, and "Company"
shall mean one of them, as the context requires.

       "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the IRC and Part 6 of Title I of ERISA.

       "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

       "ERISA Affiliate" shall mean any person other than the Companies that, together with the Companies as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414 of the IRC or Section 4001 of ERISA, and any general partnership of which any of the Companies is or has been a general partner.

       "Financial Statements," "Annual Financial Statements" and "Interim Financial Statements" shall have the meanings given to them in Section 3.4.1.

       "GAAP" shall mean United States generally accepted accounting principles as in effect on the date as of which a particular Financial Statement was prepared, consistently applied.

       "Holdings" shall have the meaning given to it in Recital A.

       "Holdings Common Stock" shall have the meaning given to it in Section 3.1.2.

       "IRC" shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

       "Material Adverse Effect" shall mean a material adverse effect on the business, results of operations, financial condition, assets, or liabilities of the Companies, taken as a whole; provided, however, than an effect shall not be a "Material Adverse Effect" unless (i) it would result in an expense to the Companies or should properly be recorded as an accrual or a reserve of the Companies, in each case as determined by GAAP consistently applied by the Companies, of greater than 2% of the Purchase Price, or (ii) it would result in a loss of revenue of the Companies in the fiscal year ended December 31, 1998, in an amount exceeding 1% of the Purchase Price, net of (A) in the case of clause (i), any tax benefit, (B) any proceeds of insurance, and (C) any mitigation or replacement of such lost revenue; provided further, that a "Material Adverse Effect" shall not include any amount for which and to the extent a reserve was established in the determination of the adjustment to the Purchase Price pursuant to Section 2.2. hereof.

       "Material Contract" shall mean the agreements required to be set forth in
Section 3.10 of the Company Disclosure Schedule.

       "Multiemployer Plan" shall be as defined in Sections 3(37) and 001(a)(3) of ERISA.

       "Pension Benefit Plans" shall be as defined by Section 3(2) of ERISA covered by Part 2 of Title I of ERISA.

       "PEPI" shall have the meaning given to it in Recital A.

       "PEPI Common Stock" shall have the meaning given to it in Section 3.1.3.

       "Purchase Price" shall have the meaning set forth in Section 2.1.

       "Seller" shall have the meaning given to it in the Introduction.

       "Shares" shall have the meaning given to it in Recital B.


STOCK PURCHASE AGREEMENT               2
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         "Subsidiaries" and "Subsidiary" shall have the meanings given to them in Section 3.3.

                                   ARTICLE 2.
                   AGREEMENT TO SELL AND AGREEMENT TO PURCHASE

2.1.  PURCHASE OF SHARES.

         On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall sell and deliver to Buyer, and Buyer shall acquire and purchase, all of the Shares. The purchase price for the Shares shall be One Hundred Fifteen Million One Hundred Twenty Thousand Dollars ($115,120,000), subject to adjustment at and after Closing (as defined below) pursuant to Section 2.2.2. below (the "Purchase Price").

2.2.  PURCHASE PRICE FOR SHARES.

         2.2.1 At the Closing, in consideration of the sale and delivery of the Shares referred to in Section 2.1 hereof, Buyer shall pay the Purchase Price in the manner and as calculated pursuant to Sections 2.2.2 and 2.2.3 below.

         2.2.2 (i) At Closing, Seller shall deliver a consolidated balance sheet of Holdings as of the last month ended prior to the Closing Date (the "Pre-Closing Balance Sheet"). The Pre-Closing Balance Sheet shall be prepared by Holdings in accordance with generally accepted accounting principles using the same methods and criteria employed by Holdings in connection with its preparation of the Interim Financial Statements (as defined below), except that the Pre-Closing Balance Sheet shall not include accounts receivable from Phoenix Drilling Services, Inc. ("PDSI"). The Purchase Price shall be adjusted at Closing as follows:

                  (A) if the stockholders' equity on the Pre-Closing Balance Sheet is greater than $20,862,000, Buyer shall pay Seller as an increase in the Purchase Price equal to the amount of such excess, or

                  (B) if the stockholders' equity on the Pre-Closing Balance Sheet is less than $20,862,000, Seller shall pay Buyer as a reduction in the Purchase Price equal to the amount of such deficiency.

         (ii) At Closing, Buyer shall deliver the Purchase Price, as adjusted in
(i) above, less the Escrow Amount (as defined below) to Seller by wire transfer to an account of Seller designated in writing by Seller in writing at least two business days prior to the Closing Date;

         (iii) At Closing, Buyer shall deposit Seven Million Five Hundred Thousand Dollars $7,500,000 (the "Escrow Amount") with the escrow agent (the "Escrow Agent") designated in an escrow agreement (the "Escrow Agreement"), to be in a form to be agreed to by the parties, with instructions in substantially the form of Exhibit 2.2.2. hereto, to be entered into on the Closing Date among Buyer, Seller and the Escrow Agent. Such deposit shall be made by wire transfer of immediately available funds to an account designated by the Escrow Agent, and shall be held and disbursed by the Escrow Agent in accordance with the Escrow Agreement, with all amounts not subject to any claims being released on November 1, 1999.

         2.2.3.(i) As soon as practicable following Closing, but in any event within 30 days after Closing, Buyer shall deliver to Seller a consolidated balance sheet of Holdings as of the Closing (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles using the same methods and criteria employed by Holdings in connection with its preparation of the Interim Financial Statements, to the extent such methods and criteria are consistent with GAAP; provided that the Closing Balance Sheet shall not include accounts receivable from PDSI. The accruals for doubtful accounts used to calculate net accounts receivable in the Pre-Closing Balance Sheet and the Closing Balance Sheet will be not less than those used to calculate net accounts receivable for the Interim Financial Statement.


STOCK PURCHASE AGREEMENT               3

         (ii) The Closing Balance Sheet shall become final and binding upon the parties unless within 20 days following its submittal to Seller, Seller notifies Buyer of its objection thereto. If Seller so notifies Buyer of its objection to the Closing Balance Sheet, Buyer and Seller shall negotiate in good faith to resolve any differences. If within 30 days following the receipt of such notice by Buyer any of such differences have not been resolved, they shall be resolved by Ernst & Young LLP, Houston, Texas ("EY"), using the accounting methods and criteria set forth in Section 2.2.3(i) and such procedures as that firm may determine in its sole discretion, and EY's opinion thereon and the resulting Closing Balance Sheet shall be final, binding and not subject to any appeal. The fees and expenses of EY shall be paid one-half by Seller and one-half by Buyer.

         (iii) Within 10 days following the final determination of the Closing Balance Sheet,

                  (A) if the stockholders' equity on such balance sheet is greater than the stockholders equity set forth on the Pre-Closing Balance Sheet, Buyer shall pay Seller as an increase in the Purchase Price the amount of such excess, or

                  (B) if the stockholders' equity on such balance sheet is less than the stockholders equity set forth on the Pre-Closing Balance Sheet, Seller shall pay Buyer as a reduction in the Purchase Price the amount of such deficiency.

2.3.  FURTHER ASSURANCES.

         From time to time after the Closing, Seller and Buyer, and each of their respective affiliates, will execute and deliver to the other such instruments of sale, transfer, conveyance, assignment and delivery, consents, assurances, powers of attorney and other instruments as may be reasonably requested by counsel for Buyer or Seller in order to vest in Buyer all right, title and interest of Seller in and to the Shares and otherwise to carry out the purpose and intent of this Agreement.

2.4.  CLOSING.

         Unless otherwise agreed to by the parties, the closing of the transactions herein contemplated (the "Closing") shall take place at the offices of Phoenix Energy Services, L.L.C., 475 Steamboat Road, Greenwich, Connecticut 06830, and all actions taken at the Closing shall be effective as of 10:00 a.m., local time, on the Closing Date (the "Closing Date"). At the Closing, Seller will deliver to Buyer certificates representing all of the Shares duly endorsed for transfer or accompanied by duly executed stock powers, in either case executed in favor of Buyer or its nominee, as Buyer may have directed prior to the Closing, and will deliver the additional documents referenced in Section
6.2. At the Closing, Buyer will deliver to Seller and the Escrow Agent the consideration referred to in Section 2.2 and will deliver the additional documents referenced in Section 6.3.

                                   ARTICLE 3.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer and agrees with Buyer that:

3.1.  ORGANIZATION AND GOOD STANDING; CAPITALIZATION.

           3.1.1. Each of the Companies is a corporation, duly organized, validly existing and in good standing under the laws of its State of incorporation, with full power to carry on its business as it is now being conducted, and to own, lease or operate its assets. Each Company is authorized to do business and is in good standing in the jurisdictions listed on Section
3.1.1. of the Company Disclosure Schedule. Each Company is authorized to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power to carry on its business as it is now being conducted, and to own, lease or operate its assets.


STOCK PURCHASE AGREEMENT               4
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            3.1.2.  The authorized capital stock of Holdings consists of 500 shares of Preferred Stock, par value $1.00 per share, of which no shares are issued and outstanding, and 1,500 shares of Common Stock, par value $0.01 per share, of which 100 shares are issued and outstanding (such shares of Holdings Common Stock have previously been defined as the "Shares"). All the Shares are validly issued, fully paid and nonassessable, and are owned by Seller free and clear of all liens, charges or encumbrances. There are no options, warrants, convertible debt, agreements or other instruments or rights entitling anyone to acquire any Holdings Common Stock or other equity interest of Holdings.

            3.1.3. The authorized capital stock of PEPI consists of 10,000 shares of Common Stock, par value $0.01 per share, of which 5,000 are issued and outstanding (the "PEPI Common Stock"). All issued and outstanding shares of PEPI Common Stock are validly issued, fully paid and nonassessable, and, except as set forth in Section 3.1.3 of the Company Disclosure Schedule, are owned by Seller free and clear of all liens, charges or encumbrances. There are no options, warrants, convertible debt, agreements or other instruments or rights entitling anyone to acquire any PEPI Common Stock or other equity interest of PEPI.

3.2.  AUTHORIZATION OF AGREEMENT.

         Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and instruments to be executed by Seller in connection herewith have been (or upon execution will have been) duly executed and delivered by Seller, have been effectively authorized by all necessary action, including, without limitation, the approval of all of the managers of Seller, and constitute (or upon execution will constitute) legal, valid and binding obligations of Seller.

3.3.  SUBSIDIARIES.

         Set forth in the Section 3.3 of the Company Disclosure Schedule is a list of each entity in which PEPI or Holdings holds a five percent (5%) or greater beneficial interest, together with the percentage ownership of such Company in each such entity or trust (each a "Subsidiary" and collectively, the "Subsidiaries"). There are no options, warrants, convertible debt, agreements or other instruments or rights entitling anyone to acquire any capital stock or other equity interest of any of the Subsidiaries.

3.4.  FINANCIAL CONDITION.

            3.4.1.  FINANCIAL STATEMENTS.

                      Attached to the Company Disclosure Schedule are the consolidated statements of income, results of operations, statements of cash flow, and related consolidated balance sheets for PEPI for the fiscal years ended December 31, 1995, 1996, and 1997 (the "Annual Financial Statements"), and, except for statements of cash flow, for the two-month period ending February 28, 1998 (the "Interim Financial Statements", and collectively, with the Annual Financial Statements, the "Financial Statements"). The Financial Statements were prepared in accordance with GAAP, except, with respect to the Interim Financial Statements, for normal year-end adjustments and the absence of notes and statements of cash flow. Each of the consolidated balance sheets included in the Financial Statements (including the related notes and schedules) fairly presents the consolidated financial position of PEPI and its Subsidiaries as of its date and each of the consolidated statements of income, statements of cash flow and statements of changes in financial position included in the Financial Statements (including any related notes and schedules) fairly presents the results of operations, retained earnings, cash flow and changes in financial position, as the case may be, of PEPI and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes, cash flow and normal year-end audit adjustments, in each case in accordance with GAAP, except as may be noted therein).

            3.4.2.  ABSENCE OF CERTAIN CHANGES.

                      Since February 28, 1998 and except (i) as set forth in
Section 3.4.2. of the Company Disclosure Schedule or (ii) as permitted between the date hereof and the Closing under Section 5.1, there has not been with


STOCK PURCHASE AGREEMENT               5
respect to any of the Companies, their operations or assets: (i) any developments or events that individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect; (ii) any transaction by the Companies not in the ordinary course of their respective businesses,
(iii) any damage, destruction or loss, not covered by insurance, adversely affecting such Company, other than (A) losses arising from bad debts occurring in the ordinary course of business and (B) losses arising from changes, events or circumstances relating to the Companies' industry generally (as opposed to changes, events or circumstances specific to a Company); (iv) any sale or transfer of any of the assets of such Company except sales in the ordinary course of the business of inventory or of other tangible personal property not required by such Company in the ordinary course of its business; (v) any increase in, or commitment to increase, the compensation payable or to become payable to any of the Employees of such Company or any bonus payment or similar arrangement made to or with any of the employees of such Company other than routine increases made in the ordinary course of business not exceeding five percent per annum for any of them individually, or increases already reflected in the Interim Financial Statements; (vi) any adoption of a plan or agreement or amendment to any plan or agreement providing any new or additional fringe benefits; (vii) any material alteration in the manner of keeping such Company's books, accounts or records, or in the accounting practices therein reflected;
(viii) any incurrence, assumption or guarantee of any indebtedness for money borrowed or (ix) any capital expenditure or capital addition in excess of $10,000 except for (A) ordinary repairs, maintenance and replacement of assets, and (B) items contained in the capital expenditure budget set forth in Section
5.1 of the Company Disclosure Schedule. Since February 28, 1998, except as set forth in Section 3.4.2 of the Company's Disclosure Schedule, no Company has (a) entered into any transaction not in the ordinary course, or (b) amended, modified, or terminated any Material Contract other than in the ordinary course.

            3.4.3.  ACCOUNTS RECEIVABLE.

                      All accounts receivable of the Companies, after giving effect to the reserves for such accounts in the Financial Statements, (a) are valid and genuine, (b) arise out of bona fide sales and deliveries of goods, performance of services or other business transactions, (c) are not subject to valid defenses, set-offs or counterclaims other than normal returns and allowances and (d) were generated only in the ordinary course of business.

            3.4.4.  NO UNDISCLOSED LIABILITIES.

                      Except as reflected or reserved against in the Financial Statements, or disclosed in the Company Disclosure Schedule, the Companies have no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for taxes and interest, penalties and other charges payable with respect to any such liability or obligation that would be required by GAAP to be disclosed in the Financial Statements), other than liabilities or obligations which would not individually or in the aggregate result in a Material Adverse Effect.

3.5.  PROPERTY OF SELLER.

            3.5.1.  REAL PROPERTY.

                      There is listed in Section 3.5.1 of the Company Disclosure Schedule a description of each parcel of real property leased to or owned by a Company (collectively, "Real Property"), which description shall consist of a legal description for each item of Real Property owned by a Company and a street address for any other Real Property. Seller has good, marketable and insurable fee or leasehold title to the Real Property free and clear of all liens, encumbrances and other restrictions other than as disclosed in Section 3.5.1 of the Company Disclosure Schedule. Each of the leases described therein is a valid and binding obligation of the Company that is party thereto, and Seller does not have any knowledge that any of said leases is not a valid and binding obligation of each of the other parties thereto. The Companies are not and Seller has no knowledge that any other party to any such lease is, in default with respect to any material term or condition thereof, and Seller has no knowledge that any event has occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto. All of the buildings,


STOCK PURCHASE AGREEMENT               6
fixtures and other improvements located on the Real Property are in good operating condition and repair, and the occupying Company holds valid and effective certificates of occupancy, underwriters' certificates relating to electrical work, building, safety, fire and health approvals and all other permits and licenses required by applicable law relating to the operation of such real properties and leaseholds. To the knowledge of Seller, no Company has received notice that the operation of such Company's business at the Real Property as presently conducted is in violation of any applicable building code, zoning ordinance or other law or regulation. The Seller has good and valid rights of ingress and egress to and from all Real Property from and to the public street systems for all usual street, road and utility purposes. There are no pending or, to the knowledge of the Seller, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property or any other matters which do or may adversely affect the current use, occupancy or value thereof. Except as set forth on Section 3.5.1 of the Company Disclosure Schedule, there are no parties in possession of any of the Real Property other than the Companies. None of the leases constituting a part of the Real Property requires the consent or approval of any party thereto in connection with the consummation of the transactions contemplated hereby.

            3.5.2.  PROPRIETARY RIGHTS.

                      3.5.2.1 There is listed in Section 3.5.2 of the Company Disclosure Schedule ("Schedule 3.5.2"): (i) an identification of each United States and foreign patent, patent application, invention disclosure, copyright, copyright registration, trademark, trademark registration, servicemark, servicemark registration, trade name, trade dress, franchise, domain name and similar right, and each application for any of the foregoing, owned by the Companies or used or employed in the businesses of the Companies (the "Intellectual Property"), and (ii) a true and complete list of all licenses or similar agreements or arrangements to which any of the Companies is party either as licensee or licensor for each such item of Intellectual Property. Each Company has the right and authority to use such Company's Intellectual Property in connection with the conduct of such Company's business in the manner presently conducted. Except as set forth in Schedule 3.5.2, no Company has any obligation to compensate any person or entity for the use of any Intellectual Property. Except as set forth in Schedule 3.5.2, no Company has granted to any person any license, option, or other rights to use in any manner any of its Intellectual Property, whether requiring the payment of royalties or not, other than licenses to the Company of franchises or licenses in the ordinary course of business. True and complete copies of all patents (including all pending applications), copyright, trademark and servicemark registrations and pending applications included in the Intellectual Property have been provided to Buyer. All pending patent applications have been duly filed.

                      3.5.2.2 Neither the execution and delivery of this Agreement nor the performance of this Agreement or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), contravene, conflict with or result in a violation or breach of, or give any person or entity the right to cancel, terminate or modify, any such license or other agreement or arrangement.

                      3.5.2.3. There have been no regulatory actions or other judicial or adversary proceedings involving any of the Companies concerning any of the Intellectual Property or any of the licenses or similar agreements or arrangements described in Schedule 3.5.2, nor to Seller's knowledge is any such action or proceeding threatened. Except as set forth in Schedule 3.5.2, there are no outstanding, or to Seller's knowledge, threatened, disputes or disagreements with respect to any of the Intellectual Property or any of the licenses or similar agreements or arrangements described in Schedule 3.5.2.

                      3.5.2.4 No Company has received any notice of invalidity or infringement of any rights of others with respect to the Intellectual Property. Seller has no knowledge that any person or entity has notified any of the Companies that it is claiming any ownership of or right to use any of the Intellectual Property. No person or entity, to Seller's knowledge, is infringing upon any of the Intellectual Property. To Seller's knowledge, the use of the Intellectual Property by the Companies does not and will not conflict with, infringe upon or otherwise violate any patent, copyright, trademark, servicemark or similar right of any third party, and no action has been instituted against or notices received by any of the Companies that are presently outstanding alleging that the use of the Intellectual Property infringes upon or otherwise violates any patent, copyright, trademark, servicemark or similar right of a third party.


STOCK PURCHASE AGREEMENT               7

            3.5.3. PERSONAL PROPERTY.

                    3.5.3.1. Set forth in Section 3.5.3 of the Company Disclosure Schedule and the Exhibits referred to therein is a list of each item of tangible personal property (other than inventory) owned by a Company and having a depreciated book value in excess of $10,000, and which includes an identification of the owner of, and agreement relating to the use of, each item of tangible personal property leased or rented by a Company, the lease or rental payments for which exceed $2,500 per month. The inventory is carried in the Interim Financial Statements at the lower of cost or market, and is salable in the ordinary course of business except for such items of inventory which have been written down in the Financial Statements as slow moving or second quality.

                    3.5.3.2. Each of the Companies owns outright and has good title to all items listed on Exhibit 3.5.3 and those acquired since February 28, 1998 (except in each case for properties and assets sold or otherwise disposed of since February 28, 1998 in the ordinary course of its business consistent with past practice), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever (collectively, "Encumbrances"), except liens for current taxes not yet due and payable ("Permitted Encumbrances") and items disclosed in Section 3.5.3 of the Company Disclosure Schedule. All leases, licenses, permits and authorizations in any manner related to the personal assets, properties or business of each of the Companies and all other instruments, documents and agreements pursuant to which each Company has obtained the right to use any personal property are valid and effective in accordance with their respective terms, and there is not under any of such leases, licenses, permits, authorizations, instruments, documents or agreements any existing default or event which with the giving of notice or lapse of time, or both, would constitute a default.

                    3.5.3.3. All material facilities, buildings, vehicles, equipment, furniture and fixtures, leasehold improvements and other items of tangible personal property owned or used by the Companies are in good operating condition and repair, subject to normal wear and maintenance, are useable in the regular and ordinary course of its business and, except as otherwise disclosed on the Company Disclosure Schedule, conform to all applicable laws, ordinances, codes, rules and regulations relating thereto and to the construction, use, operation and maintenance thereof.

3.6.  CONSENTS AND APPROVALS.

        Upon receipt of the consents to assignment, approvals and authorizations from the entities or governmental agencies listed in Section 3.6 of the Company Disclosure Schedule, which shall have been obtained and provided to Buyer prior to the Closing, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby will not result in a breach of any of the terms and provisions of, or constitute a default under, conflict with or contravene or violate (or, with respect to (i), give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations thereunder of any of the Companies or of Seller), (i) any Material Contract; (ii) the Operating Agreement or Certificate of Organization of Seller, or the Certificate of Incorporation and Bylaws of PEPI or Holdings; (iii) any judgment, writ, decree, order, injunction or award of any court, governmental or regulatory official, body or authority or arbitrator applicable to Seller or the Companies; or (iv) any law, rule or regulation applicable to Seller or the Companies.

3.7.  LABOR AND EMPLOYMENT MATTERS.

        Except as set forth in Section 3.7 of the Company Disclosure Schedule, there is no: (i) collective bargaining agreement or other labor agreement to which the any Company is a party or by which any Company is bound; or (ii) material employment, retainer or consulting contract to which any Company is a party or by which any Company is bound. None of the Companies, nor, to Seller's knowledge any other party to any such agreement, plan or contract is in default with respect to any term or condition thereof, nor to Seller's knowledge has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto; nor will the execution of this Agreement or the actions contemplated herein have such an effect. The Companies have complied in all material respects with


STOCK PURCHASE AGREEMENT                8
all applicable laws, rules and regulations relating to the employment of their respective employees, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate governmental authorities and have withheld and paid to the appropriate governmental authorities or are holding for payment not yet due to such authorities, all amounts required to be withheld from the respective employees of the Companies and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. With respect to the employees of each of the Companies, there is no: (i) unfair labor practice complaint against any Company pending before the National Labor Relations Board or any state or local agency; (ii) pending labor strike or other material labor trouble affecting any Company relating to such Company's employees; (iii) any labor grievance pending against any of the Companies; (iv) pending representation question respecting the employees of any Company; (v) pending arbitration proceedings arising out of or under any collective bargaining agreement to which any Company is a party or by which any of them are bound; or (vi) to the knowledge of Seller, any basis for which a claim may be made under any collective bargaining agreement to which any Company is a party or by which any of them are bound.

3.8.  PENSION AND EMPLOYEE BENEFIT PLANS.

        All accrued obligations of each of the Companies whether arising by operation of law, by contract, by past custom, or otherwise, for payments by the Companies to any Benefit Plan or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its present or former employees, directors, agents or independent contractors with respect to employment or services of said individuals through the date hereof: (i) have been fully and timely paid; (ii) are reflected in the Financial Statements; or (iii) will be paid in the ordinary course between the date hereof and the Closing Date. Except as set forth in Section 3.8 of the Company Disclosure Schedule, there are no other plans or arrangements of any kind established, maintained, sponsored or contributed to by the Companies or an ERISA Affiliate or for which the Companies otherwise have or may have any liability as of the Closing Date, either singly or as a result of an ERISA Affiliate. Each of the Benefit Plans listed in the Company Disclosure Schedule that is intended to qualify under Section 401 of the IRC has been the subject of a favorable determination letter as to such status, and, to Seller's knowledge, nothing has occurred that would cause or is likely to cause a loss or denial of such qualification or the imposition of any penalty, liability, lien or tax under ERISA, the IRC or any other applicable law.

                    3.8.1. With respect to any Pension Benefit Plan that is subject to Title IV of ERISA, other than a Multiemployer Plan, that is or was previously sponsored, maintained or contributed to, or with respect to which any of the Companies or any ERISA Affiliate have or had an obligation to contribute:
(a) no such plan has been terminated so as to subject, directly or indirectly, any assets of any Company or any ERISA Affiliate to any liability, contingent or otherwise, or the imposition of any liens under Title IV of ERISA; (b) no proceeding has been initiated or, to Seller's knowledge, threatened by any person, including the Pension Benefit Guaranty Corporation, to terminate any such plans; (c) no condition or event exists or, to Seller's knowledge, is expected to occur with respect to any such plan that could subject, directly or indirectly, any assets of the Companies or any ERISA Affiliate to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA whether to the Pension Benefit Guaranty Corporation or to any other person; and
(d) no "reportable event," as defined in Section 4043 of ERISA (to the extent that the reporting of such event to the Pension Benefit Guaranty Corporation has not been waived) has occurred and is continuing with respect to any such plan.

                    3.8.2. None of the Companies or any ERISA Affiliate has ever maintained, contributed to, participated in, or ever been obligated to contribute to, or ever had any liability with respect to, any Multiemployer Plan.

                    3.8.3. No Benefit Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) provides benefits to any employees of the Companies beyond termination of employment by reason of retirement or otherwise except as required under the provisions of COBRA.

                    3.8.4. Except as may be disclosed in Section 3.8.4. of the Company Disclosure Schedule, if at all, no employee of any Company shall accrue or receive additional benefits, service or accelerated rights to payment of benefits under any Benefit Plan maintained by any Company, including the right to receive any


STOCK PURCHASE AGREEMENT               9
parachute payment (whether an "excess parachute payment" or otherwise) under section 280G of the IRC, as a result of the transactions contemplated by this Agreement.

                    3.8.5. There are no claims, lawsuits or demands of any kind (other than routine claims for benefits) which have been asserted or instituted in respect of any of the Benefit Plans, and to the knowledge of Seller, no basis for any such claim, lawsuit or demand exists and to the knowledge of Seller, there is no investigation or review by any governmental agency that could result in the imposition on any Company of any penalty or assessment in connection with any Benefit Plan.

                    3.8.6. Except as disclosed in Section 3.8.6 of the Company Disclosure Schedule, the Benefit Plans have been maintained, operated and administered in all material respects in accordance with their terms and with all provisions of ERISA and the IRC (including the rules and regulations thereunder) and other applicable laws.

                    3.8.7 With respect to each Benefit Plan, the Companies have delivered to Buyer true and complete copies of (i) all documents governing such Benefit Plan, and all amendments thereto, (ii) the last three (or such smaller number if a plan came into existence after 1994, the relevant period to be referred to as the "Applicable Period") annual reports relating to such Benefit Plans filed by the Companies or officials of any Benefit Plan with the United States Department of Labor, the Internal Revenue Service, or any other federal or state regulatory agency, (iii) all summary plan descriptions, notices and other reporting and disclosure material furnished to participants in any such Benefit Plans, (iv) all accounting and financial reports prepared with respect to any of such Benefit Plans, (v) all Internal Revenue Service ruling opinion or determination letters on any of such Benefit Plans, (vi) written descriptions of all non-written agreements relating to any such Benefit Plan, (vii) all reports submitted within the Applicable Period by third-party administrators, actuaries, investment managers, consultants, or other independent contractors relating to any such Benefit Plan, (viii) all notices that were given within the Applicable Period by the Internal Revenue Service, Department of Labor, or any other governmental entity with respect to any such Benefit Plan, (ix) all memoranda or similar documents describing the manner in which any such Benefit Plan is or has been administered or describing corrections to the administration of any such Benefit Plan, and (x) all employee manuals or handbooks containing personnel or employee relations policies. Each financial or other report delivered to the Buyer pursuant hereto is complete and accurate in all material respects, and there have been no material adverse changes in the financial status of any Benefit Plan since the date of the most recent report provided with respect thereto.

                    3.8.8 With respect to each Benefit Plan, no non-exempt "prohibited transaction" (within the meaning of Section 4975 of the IRC or Section 406 of ERISA) or breach of any fiduciary duty described in Section 404 of ERISA has occurred that could result in any material liability for any Company or any stockholder, officer, director, or employee of any Company.

                    3.8.9 Except as disclosed in Section 3.8 of the Company Disclosure Schedule, no Company is presently or potentially liable for penalties, late payment fees or taxes with respect to any employee benefit plan (as defined in section 3(3) of ERISA), or other plan or arrangement, whether terminated or currently in effect, whether such plan is a single employer plan, a multiple employer plan, or a multiemployer plan, or any liability with respect to fiduciary conduct in connection with any such plan or arrangement.

                    3.8.10 The Companies have in connection with all Benefit Plans complied with the reporting and disclosure requirements of ERISA, the Securities and Exchange Commission, the IRC and all other applicable laws (domestic or foreign) in all material respects.

                    3.8.11 No Company has made any commitment regarding the continuation of any Benefit Plan after the Closing Date and the Buyer may, without penalty (or liability), amend, cancel, terminate or otherwise modify in any and all respects any such Plan effective on or any time after the Closing Date.

                    3.8.12 No Company has made any plan or commitment, whether or not legally binding, to create any additional plan of the kind required to be listed on Section 3.8 of the Disclosure Schedule or to modify



STOCK PURCHASE AGREEMENT               10
or change any existing Benefit Plan. No statement, either oral or written, has been made by any Company to any person with regard to any Benefit Plan that was not in accordance with the Benefit Plan and that could result in liability to any Company.

                    3.8.13 The Companies have written contracts with all persons whom the Companies have treated as independent contractors ("Independent Contractors") who currently render or have rendered services to any Company. Copies of each such contract have been made available to the Buyer. No Company has any liability for taxes or benefits with respect to any such Independent Contractor, and no Independent Contractors are eligible to participate in any of the Benefit Plans nor would they be eligible to participate even if such persons were recharacterized by any governmental agency as employees within the meaning of section 3121(d) of the IRC.

3.9.  LITIGATION.

         Except as listed on Section 3.9 of the Company's Disclosure Schedule, and for claims for the collection of accounts arising out of the sale or purchase of goods or services in the ordinary course of business involving less than $50,000 individually and $250,000 in the aggregate, there are no claims, disputes, actions, proceedings or investigations of any nature pending (whether a Company is plaintiff or defendant) or, to the knowledge of Seller, threatened by or against any Company.

3.10.  CONTRACTS.

                    3.10.1. Except as listed in Section 3.10. of the Company Disclosure Schedule (each a "Material Contract"), and except for contracts entered into in the ordinary course of business, or terminable at will by either party upon less than 90 days notice without penalty, default or liability and that involve an amount less than $100,000, no Company is a party to or otherwise bound or affected by any written or oral agreement, contract, arrangement or commitment:

                    (i) for the purchase by any Company of goods, materials or services involving more than $100,000 in consideration in any such case;

                    (ii) for the sale, rental, service or provision by any Company of goods or services where the payments to be received pursuant to any such agreement, contract, arrangement or commitment are more than $100,000;

                    (iii) with any present or former stockholder, director, officer or consultant;

                    (iv) limiting or restraining it from engaging or competing in any lines of business with any person, nor is any officer or employee of any Company subject to any such agreement, contract, arrangement or commitment;

                    (v) relating to any material license, franchise, distributorship or other similar arrangement, including without limitation those which relates in whole or in part to any patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how, or intellectual property rights of or used by it;

                    (vi) providing any Company with rights of indemnification or requiring any Company to indemnify another party; or

                    (vii) that are material to the Companies taken as a whole.

                    Except as set forth in Section 3.10 of the Company Disclosure Schedule:


STOCK PURCHASE AGREEMENT               11

                  3.10.2. Each Material Contract is a valid and binding agreement of the Company listed as a party thereto, and, to the knowledge of Seller, of the other parties thereto, subject to the effect of bankruptcy and creditors' rights generally;

                  3.10.3. There has not occurred any material default under any Material Contract on the part of any Company or, to Seller's knowledge, on the part of the other parties thereto; and there has not occurred any event which with the giving of notice or the lapse of time, or both, would constitute a material default under any of the Material Contracts; and

                  3.10.4. Except as provided in the Material Contracts, no Company is under any liability or obligation, outside the ordinary course of business, with respect to the return of inventory or products sold, rented or serviced by them which is in the possession of distributors, wholesalers, retailers or other customers.

3.11.  COMPLIANCE WITH LAW.

         Except as described in the Company Disclosure Schedule, each Company's business as presently conducted does not violate, in any material respect any Federal, state, local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, occupational safety, environmental protection, conservation, or corrupt practices), and it has not received any notice within three months of the date hereof of any such material violation.

3.12.  INSURANCE.

         Section 3.12 of the Company Disclosure Schedule contains a true and complete description of the insurance coverage in effect with respect to each Company and its business and properties, together with a description of all insurance claims in any one case in excess of $25,000 made by each Company during the past three years. Each Company has at all times during the past three years maintained insurance coverage substantially similar to the insurance coverage currently in effect. There is no default under any such current coverage, nor has there been any failure to give any notice or present any claim under any such coverage in a timely fashion or in the manner or detail required by the policy or binder which resulted in an uninsured loss to Seller of greater than $25,000. Since January 1, 1997, no notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, any such coverage has been received by the Companies. There are no outstanding requirements or recommendations by any insurance company that issued any policy listed in
Section 3.12 of the Company Disclosure Schedule or by any Board of Fire Underwriters or other similar body exercising similar functions or by any governmental authority exercising similar functions which requires or recommends any changes in the conduct of any Company's business of, or any repairs or other work to be done on or with respect to any of the properties or assets of any Company. Except as set forth in Section 3.12 of the Company Disclosure Schedule, there are no unpaid premiums which are past due, and no Company is currently subject to any retroactive or retrospective premium adjustments. No Company has received any notice or other communication from any such insurance company within the twelve (12) months preceding the date hereof canceling or materially amending or materially increasing the annual or other premiums payable under any of said insurance policies, and no such cancellation, amendment or increase of premiums is threatened.

3.13.  ENVIRONMENTAL MATTERS.

                  In addition to the representations and warranties in Sections
3.9 and 3.11 hereof and not in limitation thereof, except as set forth in
Section 3.13 of the Company Disclosure Schedule, (a) no releases of Hazardous Materials (as defined in this Section 3.13) for which there could be any material Environmental Claim (as defined in this Section 3.13) have occurred at or from any property which is the subject of this transaction or which, to the knowledge of Sellers, was otherwise owned or used at any time by the Companies or any of their predecessors, (b) there are no pending or, to Seller's knowledge, threatened Environmental Claims (as defined in this Section 3.13) against the Companies, (c) to the knowledge of Seller, there are no underground storage tanks owned by the Companies, or located at any facility owned or operated at any time by the Companies, (d) to the knowledge of the Seller, the Companies are in compliance in all material respects with all Environmental Laws (as


STOCK PURCHASE AGREEMENT               12
defined in this Section 3.13) and (e) to the knowledge of the Seller, there are no facts, circumstances, or conditions that could reasonably be expected to restrict in any material respect, under any Environmental Law or Environmental Permit (as defined in this Section 3.13) in effect prior to or at the Closing Date, the ownership, occupancy, use or transferability of any property owned, operated, leased or otherwise used by the Companies. As used in this Section 3.13:

                  (i) "Environmental Claims" means any and all administrative or judicial actions, suits, orders, claims, liens, notices, violations or proceedings related to any applicable Environmental Law or any Environmental Permit brought, issued or asserted by: (A) a governmental authority for compliance, damages, penalties, removal, response, remedial or other action pursuant to any applicable Environmental Law or (B) a third party seeking damages for personal injury or property damage resulting from the release of or exposure to a Hazardous Material at, to or from any facility of the Companies, including without limitation Company employees seeking damages for exposure to Hazardous Materials;

                  (ii) "Environmental Laws" means all federal, state and local laws, statutes, ordinances, codes, rules and regulations related to protection of the environment or the handling, use, generation, treatment, storage, transportation or disposal of Hazardous Materials;

                  (iii) "Environmental Permit" means all permits, licenses, approvals, authorizations or consents required by any governmental authority under any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a governmental authority under any applicable Environmental Law; and

                  (iv) "Hazardous Material" means any hazardous or toxic substance, material or waste which is regulated as of the Closing Date by any state or local governmental authority or the United States of America including without limitation any material or substance that is:
         (A) defined as a "hazardous substance" under applicable state law, (B) petroleum, (C) asbestos, (D) polychlorinated bi-phenyls, (E) designated as a "hazardous substance" pursuant to section 311 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.1251 et seq. (33 U.S.C. ss. 1321), (F) defined as a "hazardous waste" pursuant to section 1004 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901 et seq. (42 U.S.C. ss.6903), (G) defined as a "hazardous substance" pursuant to section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss.9601 et seq. (42 U.S.C. ss.9601), (H) defined as a "regulated substance" pursuant to section 9001 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901 et seq. (42 U.S.C. ss.6991) or (I) otherwise regulated under the Toxic Substances Control Act, 15 U.S.C. ss.2601, et seq., the Clean Air Act, as amended, 42 U.S.C. ss.7401, et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. ss.1801, et seq., or the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. ss.136, et seq.

3.14.  TAXES.

                  3.14.1. With respect to each Company, (a) all material reports, returns, statements (including without limitation estimated reports, returns or statements and other similar filings) with respect to Taxes required to be filed on or before the Closing Date by each Company (the "Tax Returns") have been timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns correctly reflect in all material respects the liability of the Company for Taxes required to be shown thereon as due (b) all Taxes due and payable with respect to the Tax Returns will have been paid in full prior to the Closing Date, or accrued in the Interim Financial Statements, (c) no material deficiency in respect of any Taxes which has been assessed against any Company remains unpaid and neither any Company nor the Seller has any knowledge of any unassessed Tax deficiencies or of any audits or investigations pending or threatened against any Company with respect to any Taxes, (d) no Company has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax, (e) to the knowledge of Seller, no claim has ever been made by any Tax authority in a jurisdiction in which none of the Companies files Tax Returns that any Company is or may be subject to taxation by that jurisdiction, (f) there are no liens for Taxes


STOCK PURCHASE AGREEMENT               13
upon any asset of any Company except for liens for current Taxes not yet due,
(g) no Company is a party to any Tax allocation or sharing agreement or otherwise under any obligation to indemnify any person with respect to any Taxes, other than any such agreement that may arise in the ordinary course of such Company's business with persons unrelated to the Company or Seller, (h) no Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes, (i) there are no accounting method changes or, to the knowledge of Seller, proposed accounting method changes of any Company that could give rise to an adjustment under section 481 of the Code, for periods after the Closing Date, (j) there are no requests for rulings in respect of any Tax pending between any Company and any Taxing authority, (k) since the date of its direct or indirect ownership by Seller, no Company has been a member of any affiliated group (as defined in Section 1504 of the Internal Revenue Code) other than the affiliated group of which Holdings is, or PEPI was, the common parent.

                  3.14.2. For purposes of this Agreement, "Taxes" means any taxes, duties, assessments, fees, levies or similar governmental charges, together with any interest, penalties and additions to tax, imposed by any taxing authority, wherever located (i.e. whether federal, state, local, municipal or foreign), including without limitation all net income, gross income, gross receipts, net receipts, sales, use, transfer, franchise, privilege, profits, social security, disability, withholding, payroll, unemployment, employment, excise, severance, property, windfall profits, value added, ad valorem, occupation or any other similar governmental charge or imposition.

                  3.14.3. No audits or other examinations by any governmental authority with respect to Taxes (other than franchise or sales taxes) of any Company for any taxable period during which Seller directly or indirectly owned the stock of such Company have been completed and, Seller has no actual knowledge of the commencement, pendency or receipt by any Company of notice of intent to commence any such audit or other examination for any such period.

3.15.  ACCURACY OF OTHER INFORMATION.

         The information provided by Seller to Buyer in this Agreement or in the Company Disclosure Schedule does not and will not as of Closing contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

3.16.  NO OTHER REPRESENTATIONS.

         Seller is not making any representation or warranty, express or implied, of any nature whatsoever, except as specifically set forth in this Agreement, the Company Disclosure Schedule, any exhibits referenced therein or herein, the Confidentiality Agreement incorporated herein by reference in
Section 5.2, and the Manager's Certificate delivered pursuant to Section 6.2.3.2 (collectively, the "Seller Operative Documents") Without limitation of the foregoing, Seller makes no representation or warranty to Buyer with respect to
(a) any projections, estimates or budgets heretofore delivered or made available to Buyer of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any Company; or (b) any other information or documents made available to Buyer or its counsel, accountants or other advisors with respect to any Company or the business or operations of the Companies, except as expressly covered by a representation or warranty contained in Sections 3.1 through 3.16 or in a Seller Operative Document.

3.17.  KNOWLEDGE OF BREACH OF REPRESENTATIONS.

         To the extent Seller has any knowledge that any of Buyer's representations or warranties contained in this Agreement are untrue or that Buyer is in breach of any covenant contained in this Agreement either on the date hereof or on the date of the Closing, Seller shall not assert any remedy under this Agreement for breach of such representation, warranty or covenant.


STOCK PURCHASE AGREEMENT               14

                                   ARTICLE 4.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller that:

4.1.  ORGANIZATION.

         Buyer is validly existing and in good standing under the laws of its State of incorporation and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

4.2.  CORPORATE AUTHORITY.

         This Agreement and all other agreements herein contemplated to be executed in connection herewith have been (or upon execution will have been) duly executed and delivered by Buyer, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of Buyer.

4.3.  AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS.

         Except for approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any agreement, indenture or other instrument to which Buyer is a party or by which it is bound, Buyer's Amended and Restated Certificate of Incorporation or Bylaws, any judgment, decree, order or award of any court, governmental body or arbitrator, or any law, rule or regulation applicable to Buyer, except where the breach, default or conflict would not materially and adversely affect Buyer's ability to consummate the transactions contemplated hereby.

4.4.  REGULATORY AND OTHER APPROVALS.

         Except for approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, all consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation, including any third party consents, which must be obtained or satisfied by Buyer and which are necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been obtained and satisfied.

4.5.  INVESTMENT INTENT; DILIGENCE.

         Buyer is purchasing the Shares with the intention as of the date hereof of holding such shares for purposes of investment, and Buyer has no intention as of the date hereof of selling any of the Shares in a public distribution in violation of federal securities laws or any applicable state securities laws. Buyer has had and will as of Closing have had full and complete access to any and all materials related to the Company as Buyer or its representatives deemed necessary and they have not been denied access to any such materials.

4.6.  ACCURACY OF OTHER INFORMATION.

         The information provided by Buyer to Seller in this Agreement does not and will not as of Closing contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.


STOCK PURCHASE AGREEMENT               15

4.7.  NO OTHER REPRESENTATIONS.

         Buyer is not making any representation or warranty, express or implied, of any nature whatsoever, except as specifically set forth in this Agreement, the Buyer Disclosure Schedule, any exhibits referenced therein or herein, the Confidentiality Agreement incorporated herein by reference in Section 5.2, and the Officer's Certificate delivered pursuant to Section 6.3.3.2 (collectively, the "Buyer Operative Documents").

4.8.  NO KNOWLEDGE OF BREACH OF REPRESENTATIONS.

         To the extent Buyer has any knowledge that any of Seller's representations or warranties contained in this Agreement are untrue, or that Seller is in breach of any covenant contained in this Agreement, either on the date hereof or on the Closing Date, Buyer shall not assert any remedy under this Agreement for breach of such representation, warranty or covenant.

                                   ARTICLE 5.
              CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES

5.1.  CONDUCT OF BUSINESS PRIOR TO CLOSING.

         Seller covenants and agrees that, prior to the Closing Date, unless Buyer shall otherwise consent in writing (not to be unreasonably withheld), or except as disclosed in Section 5.1 of the Company Disclosure Schedule or as otherwise expressly contemplated by this Agreement, Seller shall:

         5.1.1. cause the Companies (or an individual Company)

                  5.1.1.1. not to take any action except in the ordinary course of business, and shall use its reasonable best efforts to maintain and preserve each of the Company's business organization, assets, employees and advantageous business relationships;

                  5.1.1.2 to maintain their books of account and records in the usual, regular and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis;

                  5.1.1.3 to duly comply in all material respects with all laws applicable to them and to the conduct of their businesses;

                  5.1.1.4 not to (i) enter into any contracts of employment which (A) cannot be terminated on notice of 14 days or less or (B) provide for any severance payments or benefits covering a period beyond the termination date of such employment contract, except as may be required by law or (ii) amend any employee benefit plan or stock option plan, except as may be required for compliance with this Agreement or applicable law;

                  5.1.1.5 not to enter into commitments of a capital expenditure nature or incur any contingent liability which would exceed $500,000, in the aggregate, except (i) as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition and repair in the ordinary course of business, (ii) as may be required by law, or (iii) is set forth in the capital expenditure budget disclosed in Section 5.1. of the Company Disclosure Schedule;

                  5.1.1.6 not to sell, dispose of, or encumber, any property or assets, except (i) in the ordinary course of business or (ii) as may be reasonably required in connection with borrowings under Section 5.1.4(iii) of the Credit Agreement with General Electric Capital Corporation, dated November 6, 1997;

                  5.1.1.7 not to change in any manner the rights of its capital stock, subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock;


STOCK PURCHASE AGREEMENT               16

                  5.1.1.8 with respect to Holdings, deliver to Buyer, within 30 days after the end of each calendar month after February 28, 1998, and through the Closing Date, unaudited consolidated balance sheets and related unaudited consolidated statements of income as of the end of each such month in a form that complies with the representations and warranties regarding Interim Financial Statements set forth in Section 3.4.

         5.1.2. restrain each of the Companies from directly or indirectly, doing any of the following: (i) amend its Certificate of Incorporation or Bylaws; (ii) declare, set aside or pay any dividend or make any distribution, payable in cash, property or otherwise with respect to its capital stock; (iii) transfer the stock of the Companies or any material assets or liabilities to any new entity except in the ordinary course of business; (iv) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of the Companies; or (v) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

         5.1.3. restrain each of the Companies from directly or indirectly doing any of the following: (i) issue, sell, pledge, encumber or dispose of, or authorize, propose or agree to the issuance, sale, pledge, encumbrance or disposition of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock or any other equity securities, or any other securities in respect of, in lieu of, or in substitution for shares of any Company outstanding on the date hereof; (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, make any material investment either by purchase of stock or securities, contributions to capital, property transfer or purchase of any material amount of property or assets, in any other individual or entity, or merge or consolidate with or into any other corporation; (iii) other than indebtedness incurred from borrowings made pursuant to existing lending arrangements, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse (other than to an account of the Companies) or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances, except for advances made in the ordinary course of business and except for the contemplated transactions set forth on Section 5.1.3(iii) of the Company Disclosure Schedule; (iv) without the consent of Buyer, which shall not be unreasonably withheld, release or relinquish any material contract right; (v) settle or compromise any pending or threatened suit, action or claim by or against any of the Companies involving a payment by any Company exceeding $500,000; or (vi) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing.

         5.1.4. cause each of the Companies to use its reasonable efforts to keep in place its current insurance policies, including but not limited to director and officer liability insurance; and notwithstanding such efforts, if any such policy is canceled, Seller shall cause each of the Companies to use its reasonable efforts to replace such policy or policies.

5.2.  ACCESS TO RECORDS AND FILES; CONFIDENTIALITY.

         5.2.1. Seller shall cause the Companies to grant Buyer and Buyer's agents, attorneys, accountants or any other representative of Buyer reasonable access to the books, records, accounts, facilities and personnel of the Companies during normal business hours from the date hereof until the Closing Date, and the Companies shall cooperate fully with any requests for information by Buyer, subject to any limitations which may be imposed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules, regulations or pronouncements thereunder.

         5.2.2. Any information provided to Buyer or its affiliates regarding Seller or the Companies shall be held by Buyer and its affiliates in accordance with, and shall be subject to the terms of, the Confidentiality Agreement, dated March 31, 1998, by and between Seller and Buyer, all of the terms of which are incorporated in this Agreement as though fully set forth herein.

         5.2.3. Buyer will retain and shall not dispose of the books and records of the Companies for a period of six (6) years following the Closing Date unless Seller gives prior written consent, which shall not unreasonably be withheld. Seller will similarly maintain non-privileged records pertaining to the Companies


STOCK PURCHASE AGREEMENT               17
retained by Seller. While either party retains any part of such books and records, it will allow the other party reasonable access thereto to enable such party to prepare tax returns, to discuss matters with any taxing agency, and to review, copy or otherwise use such materials for any and all reasonable purposes without cost. Each party shall have the right for a period of six years following the Closing Date to have reasonable access to those books, records and accounts, correspondence, and other records which are retained by the other party pursuant to the terms of this Agreement, to the extent that any of the foregoing relate to the Companies; provided, however, that any confidential information not relating to the Companies may be redacted from the files provided to the other party.

5.3.  FURTHER ASSURANCES.

         Subject to the terms and conditions herein provided each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including, but not limited to, using all commercially reasonable efforts (a) to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts, including Material Contracts, (b) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations, (c) to defend all lawsuits or other legal proceedings challenging this Agreement, or the transactions contemplated hereby,
(d) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (e) to effect all necessary filings, as under the rules or regulations of any governmental authorities, and (f) to keep the other parties reasonably apprised of the status of all such efforts.

5.4.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Buyer agrees that all rights to indemnification from any Company now existing (all of which Seller represents and warrants it has listed in Section
5.4 of the Company Disclosure Schedule) in favor of each present and former director and officer of any Company (the "Indemnified Parties") as provided in its Bylaws in effect on the date hereof shall survive the Closing and shall continue in full force and effect for a period of six years from the Closing; provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Delaware law and each Company's Certificate of Incorporation and Bylaws shall be made by independent counsel selected by such Company and acceptable to the Indemnified Parties.

5.5.  NON-COMPETE.

         Seller shall cause PEPI to enter into a Non-Competition Agreement with Gerald Hage substantially in the form attached hereto as Exhibit 5.5. and cause PEPI to pay to Mr. Hage all payments due thereunder immediately prior to Closing (the "Hage Non-Compete Payment").

5.6.  COLLECTION OF ACCOUNTS RECEIVABLE.

         Buyer agrees to use its best efforts to promptly collect all of the accounts receivable of the Company. Buyer agrees that, unless the customer specifically designates to the contrary, any payments received by Buyer from any customer of the Company relating to products sold by the Company before or after the Closing, shall be applied first to a reduction of that customer's accounts receivable existing prior to the Closing. Buyer shall provide Seller with access to all relevant books and records to allow Seller to audit compliance with the covenants contained in this Section 5.6.

5.7.  RETENTION OF EMPLOYEES AND AGENTS.

         Seller and Buyer shall each use its reasonable best efforts to retain all of the Company's employees and to maintain all relationships with the Company's agents through the Closing. Buyer shall not be permitted to claim


STOCK PURCHASE AGREEMENT               18
that any failure to retain employees or to maintain agency relationships constitutes either a failure to satisfy any of the conditions set forth in
Section 6.2 or a basis for asserting a claim for indemnification pursuant to
Article 8.

5.8.     ENVIRONMENTAL ISSUES.

         With respect to any out-of-pocket costs of (i) investigation of the source of, and (ii) remediation obligations, if any, associated with, Environmental Claims with respect to Items A(9) and D(4) on Section 3.13 of the Company Disclosure Schedule, Buyer shall pay such out-of-pocket costs, but such costs shall count on a dollar-for-dollar basis in satisfying the $500,000 threshold specified in Section 8.1 hereof to the extent they (a) do not exceed $100,000 with respect to (i) above, (b) are not reimbursable to the Company by virtue of any other indemnification arrangement available from a party other than Seller, and (c) are incurred only with the consent of Seller as to the cost, contractor engaged and the scope of work to be performed, which consent shall not be unreasonably withheld.

                                   ARTICLE 6.
                              CONDITIONS TO CLOSING

6.1.     CONDITIONS TO OBLIGATIONS OF BOTH BUYER AND SELLER.


         The obligations of both Buyer and Seller under this Agreement are subject to the fulfillment prior to or at the Closing of the following conditions:

         6.1.1.  NO LITIGATION.

                   No order, statute, rule, regulation, executive order, stay, decree, judgment, injunction or equitable remedy shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or materially restricts the Closing.

         6.1.2.  CERTAIN APPROVALS.

                    All consents and approvals from and filings with governmental authorities required to be obtained or made by Seller to consummate the transactions contemplated hereby and all consents, approvals and authorizations from third parties listed in Section 3.6 of the Company Disclosure Schedule shall have been obtained, and any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated.

6.2.  CONDITIONS TO OBLIGATIONS OF BUYER.

         The obligations of Buyer under this Agreement are subject to the fulfillment prior to or at the Closing of the following conditions:

         6.2.1.  ACCURACY OF REPRESENTATIONS AND WARRANTIES.

                   The representations and warranties of Seller contained herein or in any certificate, schedule or other document delivered pursuant to the terms hereof or in connection herewith shall be true and correct as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true and correct at and as of such time, except in either case to the extent that such inaccuracies would not (i) have a Material Adverse Effect or
(ii) materially and adversely affect Seller's ability to consummate the transactions contemplated hereby; provided that this condition shall be deemed satisfied if (a) all inaccuracies described in either clause (i) or (ii) above are capable of satisfaction within one year of the Closing, as determined by mutual agreement of Seller and Buyer acting in good faith, (b) Seller agrees to cure any such inaccuracies within such period, and (c) Seller agrees to fully indemnify, regardless of any limitations on indemnity contained in this Agreement to the contrary, Buyer for any failure to satisfy such inaccuracies within such period.


STOCK PURCHASE AGREEMENT               19

         6.2.2.  COMPLIANCE WITH COVENANTS.

                   Seller shall have performed and complied with all agreements, covenants and conditions required to be performed or complied with by it prior to the Closing Date, except where the failure to so perform or comply would not materially and adversely affect Buyer, including but not limited to, Seller's ability to consummate the transactions contemplated hereby; provided that this condition shall be deemed satisfied if it is capable of satisfaction within one year of the Closing, as determined by mutual agreement of Seller and Buyer acting in good faith, Seller agrees to cure any such failure, and Seller agrees to fully indemnify, regardless of any limitations on indemnity contained in this Agreement to the contrary, Buyer for any failure to satisfy such condition.

         6.2.3.  CLOSING DOCUMENTS DELIVERED BY SELLER.

                   Buyer shall have received at the Closing the following, dated, if appropriate, as of the Closing Date:

                           6.2.3.1. Certificates representing the Shares,
                                    together with blank stock powers, duly
                                    endorsed for transfer.

                           6.2.3.2. Certificate from a Manager of Seller
                                    certifying on behalf of Seller and in his capacity as a Manager of Seller that, the conditions set forth in Sections 6.1 and 6.2 hereof have been satisfied.

                           6.2.3.3. The corporate minute books, stock ledgers
                                    and other corporate books and records of each Company.

                           6.2.3.4. The Escrow Agreement executed by Seller and
                                    the Escrow Agent.

                           6.2.3.5. Such other documents, instruments or
                                    certificates as counsel to Buyer may
                                    reasonably request.

6.3.  CONDITIONS TO OBLIGATIONS OF SELLER.

         The obligations of Seller under this Agreement are subject to the fulfillment prior to or at the Closing of the following conditions:


         6.3.1.  ACCURACY OF REPRESENTATIONS AND WARRANTIES.

                   The representations and warranties of Buyer contained herein or in any certificate, schedule or other document delivered pursuant to the terms hereof or in connection herewith shall be true and correct as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true and correct at and as of such time, except to the extent that such inaccuracies would not materially and adversely affect Buyer's ability to consummate the transactions contemplated hereby.

         6.3.2.  COMPLIANCE WITH COVENANTS.

                   Buyer shall have performed and complied with all agreements, covenants and conditions required to be performed or complied with by it prior to the Closing Date, except where the failure to so perform or comply would not materially and adversely affect Seller, including but not limited to, Buyer's ability to consummate the transactions contemplated hereby.

         6.3.3.  CLOSING DOCUMENTS DELIVERED BY BUYER.

                   Seller shall have received at the Closing the following, dated, if appropriate, as of the Closing Date:


STOCK PURCHASE AGREEMENT               20

                           6.3.3.1. Payment of the Purchase Price as set forth
                                    in Section 2.2.

                           6.3.3.2. Certificate from the President of Buyer
                                    certifying on behalf of Buyer and in his capacity as an officer of Buyer that the conditions set forth in Sections 6.1 and 6.3 hereof have been satisfied.

                           6.3.3.3. The Escrow Agreement executed by Buyer and
                                    the Escrow Agent.

                           6.3.3.4. Such other documents, instruments or
                                    certificates as counsel to Seller or the Companies may reasonably request.


                                   ARTICLE 7.
                      TERMINATION AND ABANDONMENT; SURVIVAL

7.1.  TERMINATION.

         The transactions contemplated herein may be terminated and abandoned at any time prior to the Closing:

             7.1.1. by Buyer, if any condition of Closing listed in Section 6.2 shall have become incapable of satisfaction, where such failure or failures have not been waived in writing by Buyer;

             7.1.2. by Seller, if any condition to Closing listed in Section 6.3 shall have become incapable of satisfaction, where such failure or failures have not been waived in writing by Seller;

             7.1.3. by Buyer or Seller, if (i) any condition to Closing listed in Section 6.1 is not satisfied prior to Closing and not waived by both Buyer and Seller, or (ii) the Closing has not occurred by October 31, 1998, for any reason other than a breach of this Agreement by the terminating party; and

             7.1.4. by mutual consent of Buyer and Seller.

7.2.  FEES AND EXPENSES.

         Except as specifically set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by the parties, or their respective agents, representatives, accountants or counsel shall be paid by the party incurring such expenses.

7.3.  PROCEDURE AND EFFECT OF TERMINATION.

         In the event of proper termination and abandonment of the transactions contemplated herein by Buyer or Seller pursuant to Section 7.1, written notice thereof shall forthwith be given to the other and this Agreement shall terminate and the transactions contemplated herein shall be abandoned, without further action by either Buyer or Seller, except for the agreements set forth, or incorporated into, in Section 5.2 and in Article 9. If this Agreement is so terminated, there shall be no liability or obligation on the part of Buyer or Seller, except as set forth in Section 5.2.2 and Article 8, and except that no party shall be released from any liability arising from fraud or intentional misrepresentation.

7.4.  NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         Each and every representation and warranty contained herein or in any exhibits, certificates, schedules or other documents delivered pursuant to this Agreement, and each agreement of Seller and Buyer contained herein shall expire with and be terminated and extinguished at the earlier of the Closing or termination in accordance with Section 7.1 and shall cease to be of further force and effect at such times except for (i) representations and warranties to the extent they form the basis for an Indemnification Item (as defined below), which shall expire on


STOCK PURCHASE AGREEMENT               21

November 1, 1999, unless a claim for an Indemnification Item has been asserted prior to such date pursuant to Article 8, in which case such representation or warranty to the extent it is the basis of an asserted claim shall survive until such claim has been finally resolved ; and (ii) the obligations contained in, or incorporated into, Sections 2.3, 5.2, 5.3, 5.4 and Articles 8 and 9, and except that no party shall be released from any liability arising from fraud or intentional misrepresentation.

                                    ARTICLE 8
                                 INDEMNIFICATION

         8.1. Indemnification by Seller. Seller shall indemnify Buyer and its affiliates (including after the Closing each of the Companies) and hold them harmless from any loss, liability, cost, damage, claim, action, suit, proceeding, demand, assessment, adjustment, settlement payment, deficiency or expense (including reasonable legal fees and expenses) (each a "Loss") suffered or incurred by any such indemnified party to the extent arising from any of the following (each a "Seller Indemnification Item"):

               8.1.1 any breach or any representation or warranty of Seller set forth in Article 3;

               8.1.2. any nonfulfillment of any covenant or agreement on the part of Seller set forth in this Agreement;

               8.1.3. the assertion against Buyer by a third party (including a governmental party) of any Loss relating to or arising out of (a) the business, operations or assets of the Companies (including without limitation with respect to any product manufactured or sold by the Companies) prior to or at the Closing, or (b) the actions or omissions of each of the Companies' directors, officers, stockholders, employees or agents prior to or at the Closing;

               8.1.4. any Environmental Claim which arises out of or is based upon any act or omission to act on the part of any of the Companies prior to Closing; and

               8.1.5. any Loss which arises out of or is based upon any act or omission to act that occurs prior to Closing with respect to any Benefit Plan.

         provided, however, that Seller shall not have any liability (a) for a Seller Indemnification Item unless the aggregate of all Losses relating thereto for which Seller would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $500,000, and then only to the extent of any such excess; provided however (i) such $500,000 threshold shall be exclusive of Losses arising from breaches of the representations contained in Section 3.4.3 relating to accounts receivable, which shall be treated separately from this $500,000 threshold in that they shall be subject to a separate $50,000 threshold and then be indemnified only to the extent of such excess over $50,000, and (ii) such $500,000 threshold shall not apply to Losses arising from any willful misrepresentation, any willful breaches of any covenant or agreement in this Agreement or other intentional torts or fraud; (b) for any individual Seller Indemnification Items other than any relating to accounts receivable where the Loss relating thereto is less than $25,000 and such items shall not be aggregated for purposes of clause (a) of the proviso to this Section 8.1; (c) for any breach of a representation or warranty of Seller contained in this Agreement and listed as a Seller Indemnification Item if Buyer had actual knowledge of such breach at the time of the Closing; (d) for any amount in excess of the Escrow Amount; (e) for any matter which was reflected on the Pre-Closing or Closing Balance Sheet, as finally determined, including without limitation any matter for which and to the extent a reserve was established in the determination of the adjustment to the Purchase Price pursuant to Section
2.2. hereof; (f) for any matter which and to the extent that Buyer sought to have reflected as an increase in any liability or reduction in value of any asset on the Pre-Closing or Closing Balance Sheet, regardless of whether such item was finally reflected in the Pre-Closing or Closing Balance Sheet, as finally determined unless (i) the actual expense incurred with respect to any such liability is greater than the accrual reflected on the Closing Balance Sheet and (ii) the total of all accruals reflected on the Closing Balance Sheet is less than the actual expense incurred for such liabilities; and (g) for any Taxes attributable to taxable periods or portions thereof following the Closing Date.


STOCK PURCHASE AGREEMENT               22

         Buyer acknowledges and agrees that, following the Closing, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 8. In furtherance of the foregoing, Buyer hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it or any of its affiliates (including the Companies) may have following the Closing against Seller arising under or based upon any Federal, state or local statute, law, ordinance, rule or regulation. Notwithstanding the foregoing, Seller agrees to indemnify Buyer with respect to any Losses which arise out of the Company's guarantees of PDSI's obligations, which indemnification shall not be subject to any of the limitations described above in this Section 8.1.

         8.2. Indemnification by Buyer. Buyer shall, and shall cause the Company to, indemnify Seller and its affiliates against and hold them harmless from any Loss suffered or incurred by any such indemnified party to the extent arising from any of the following (each a "Buyer Indemnification Item"):

               8.2.1. any breach or any representation or warranty of Buyer set forth in Article 4;

               8.2.2. any nonfulfillment of any covenant or agreement on the part of Buyer set forth in this Agreement;

provided, however, that Buyer shall not have any liability (a) for a Buyer Indemnification Item unless the aggregate of all Losses relating thereto for which Buyer would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $500,000, and then only to the extent of any such excess; (b) for any individual Buyer Indemnification Items where the Loss relating thereto is less than $25,000 and such items shall not be aggregated for purposes of clause (a) of the proviso to this Section 8.2; (c) any breach of a representation or warranty of Buyer contained in this Agreement if Seller had actual knowledge of such breach at the time of the Closing; or (d) any amount in excess of $7,500,000.

         8.3. Losses Net of Insurance, etc. The amount of any loss, liability, cost, damage or expense for which indemnification is provided under this Article 8 shall be net of any amounts recovered or recoverable by the indemnified party under insurance policies with respect to such loss, liability, cost, damage or expense and shall be reduced to take account of any tax benefit realized by the indemnified party arising from the incurrence or payment of any such loss, liability, cost, damage or expense.

         8.4. Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto pursuant to this Section 8, shall terminate on November 1, 1999, provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice pursuant to Section 8.5 hereof to the party to be providing the indemnification specifically identifying the Indemnification Item.

         8.5. Procedures Relating to Indemnification. In order for a party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person, firm, governmental authority or corporation who is not a party to this Agreement against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within 20 business days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

         If a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the


STOCK PURCHASE AGREEMENT               23
indemnifying party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above). If the indemnifying party chooses to defend or prosecute any Third Party Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party chooses to defend or prosecute any Third Party Claim, the indemnifying party may not settle any matter (in whole or in part) unless (i) such settlement includes a complete and unconditional release of the indemnified party with respect to any matter for which indemnification is available under this Agreement, or (ii) the indemnified party consents in writing to such settlement (which consent shall not be unreasonably withheld). Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld).

         8.6.  Payments from Escrow. Except as provided in the last sentence of
Section 8.1, as provided in Section 8.7 or pursuant to the indemnification obligations incurred pursuant to Section 6.2 and subject to the terms and conditions of the Escrow Agreement, Buyer's only source of funds for satisfaction of any or all of Seller's obligations with respect to this Agreement shall be the funds held in the escrow account under the Escrow Agreement. In the event Buyer is entitled to such payment, Seller shall instruct the Escrow Agent to disburse funds from the escrow account in amount equal to the amount of Seller's claim which is not disputed. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Article 8 and the portion, if any, theretofore paid shall bear interest for the period from the date the amount was demanded by the indemnified party until payment in full, payable on demand, at the fluctuating rate per annum which at all times shall be two percentage points in excess of the rate which is publicly announced from time to time by Wells Fargo Bank, N.A. or its successor as its "prime rate."

         8.7. Exceptions to Limitations. Nothing herein shall be deemed to limit or restrict in any manner any rights or remedies that any party has, or might have, at law, in equity or otherwise, against any party hereto, based on any willful misrepresentation, any willful breach of a covenant or agreement contained herein or other intentional torts or fraud; provided however that no party shall be entitled to assert such a claim unless the amount of such claim exceeds $25,000.

                                   ARTICLE 9.
                                  MISCELLANEOUS

9.1.  NOTICES.

         All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by fax during normal business hours of the recipient, the next business day if sent by a national overnight delivery service, charges prepaid, or three (3) days after mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:


STOCK PURCHASE AGREEMENT               24

                  If to Buyer:

                           National-Oilwell, Inc.
                           5555 San Felipe
                           Houston, Texas 77056
                           Attention: President

                  With a copy to:

                           Morgan, Lewis & Bockius LLP
                           2000 One Logan Square
                           Philadelphia, PA 19103
                           Attention: David R. King, Esquire

                  If to Seller:

                           Phoenix Energy Services, L.L.C.
                           475 Steamboat Road
                           Greenwich, CT 06830
                           Attention:  David Kennedy, Manager

                           and

                           Phoenix Energy Services, L.L.C.
                           c/o First Reserve Corporation
                           1801 California, Suite 4110
                           Denver, Colorado 80202
                           Attention: Thomas R. Denison, Manager

                  With copies to:

                           Gibson, Dunn & Crutcher LLP
                           1801 California Street, Suite 4100
                           Denver, Colorado  80202
                           Attention:  Richard M. Russo, Esq.

                           and before Closing, to

                           Phoenix Energy Products, Inc.
                           1400 Broadfield, Suite 207
                           Houston, Texas 77084
                           Attention:  Gerald Hage, CEO

9.2.  ASSIGNABILITY AND PARTIES IN INTEREST.

         Buyer may, with the written consent of Seller (which will not be unreasonably withheld), assign the rights and obligations under this Agreement to any affiliate of Buyer. Seller may, with the written consent of Buyer (which will not be unreasonably withheld), assign the rights and obligations under this Agreement among its affiliates. This Agreement shall inure to the benefit of and be binding upon Buyer, Seller, and their respective permitted successors and assigns.

9.3.  GOVERNING LAW.

         THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS OF ANY STATE.

9.4.  COUNTERPARTS.

         This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

9.5.  INDEMNIFICATION FOR BROKERAGE.

         Buyer and Seller each represent and warrant that, except as set forth in Section 9.5 of the Company Disclosure Schedule, no broker or finder has acted on its behalf in connection with this Agreement or the transactions contemplated hereby. Each party hereto agrees to indemnify and hold and save harmless the other from any claim or demand for commissions or other compensation by any broker, finder or similar agent who is or claims to have been employed by or on behalf of such party.

9.6.  PUBLICITY.

         Buyer and Seller agree that press releases and other announcements to be made by any of them with respect to the transactions contemplated hereby shall be subject to mutual agreement. Notwithstanding the foregoing, Buyer and Seller may respond to inquiries relating to this Agreement and the transactions contemplated hereby by the press, securities analysts, employees, or customers without any notice or further consent of the other parties hereto, provided that such responses shall be consistent with the information contained in any mutually approved press releases.

9.7.  COMPLETE AGREEMENT.

         The Seller Operative Documents and the Buyer Operative Documents contain or will contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings.

9.8.  INTERPRETATION.

         The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.9.  SEVERABILITY.

         Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

9.10. KNOWLEDGE.

         All representations and warranties contained herein, or statements made in certificates delivered pursuant hereto, which are made to the knowledge of Seller shall mean to the actual knowledge of William Macaulay, David Kennedy, Thomas Denison, Gerald Hage, Keith Morley and Michael Mayer, without any requirement of due inquiry. All representations and warranties contained herein, or statements made in certificates delivered pursuant


STOCK PURCHASE AGREEMENT               26
hereto, which are made to the knowledge of Buyer shall mean to the actual knowledge of Joel V. Staff or Steven W. Krablin, without any requirement of due inquiry.

9.11.  SUBMISSION TO JURISDICTION.

         Each of the parties hereto irrevocably consents that any legal action or proceeding against it or any of its property with respect to this Agreement or any other agreement executed in connection herewith may be brought in any court of the State of Delaware, any Federal court of the United States of America located in Delaware, or both, and by the execution and delivery of this Agreement each party hereto hereby accepts with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

9.12.  ARBITRATION.

         Any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, including, without limitation, the validity, scope, and enforceability of this
Section 9.12, may at the election of Buyer or Seller be solely and finally settled by arbitration conducted in Delaware, by and in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, or any successor organization. The State or Federal Court having jurisdiction thereof may enter judgment upon any award rendered by the arbitrator(s). Any of the parties may demand arbitration by written notice to the other and to the American Arbitration Association ("Demand for Arbitration"). Any Demand for Arbitration pursuant to this Section 9.12 shall be made within 180 days from the date that the dispute upon which the demand is based arose. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable. An arbitrator shall have the authority to grant equitable remedies, including without limitation specific performance of any obligation of this Agreement or the Confidentiality Agreement, but shall not have the authority to grant punitive or exemplary damages.

9.13.  WAIVER OF PUNITIVE DAMAGES.

         Each of the parties hereto irrevocably waives any claim such party may have to punitive or exemplary damages.

9.14.  SPECIFIC PERFORMANCE.

         The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist, and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

9.15.  AMENDMENT AND WAIVERS.

         Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the parties hereto. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.


STOCK PURCHASE AGREEMENT               27

         IN WITNESS WHEREOF, the undersigned duly execute this Agreement as of the date first written above.


                               SELLER:

                               PHOENIX ENERGY SERVICES, L.L.C.,
                               a Delaware limited liability company




                               By:    /s/ GERALD HAGE
                               Name:  Gerald Hage
                               Title: Manager




                               BUYER:

                               NATIONAL-OILWELL, INC.
                               a Delaware corporation




                               By:    /s/ STEVEN W. KRABLIN
                               Name:  Steven W. Krablin
                               Title: Vice President and Chief Financial Officer



STOCK PURCHASE AGREEMENT               28